Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
W.R. Berkley Corporation:

We consent to the use of our reports on W.R. Berkley Corporation incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our reports covering the December 31, 2002 financial statements and financial statement schedules refer to a change in the method of accounting for goodwill.

KPMG LLP

New York, New York
October 8, 2003